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                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT

     Agreement made this 17th day of September, 1999 between ALLIANCE MEDICAL CORPORATION ("Employer") and DAVID A. AMRHEIN ("Employee"). The parties hereto, intending to be legally bound hereto, agree upon the following terms of employment of Employee by Employer.

     1. TERM. Employment shall commence at a date to be mutually agreed upon and shall terminate as provided in paragraph 5.

     2. DUTIES. Employee shall perform such duties for Employer and its affiliates as may be requested of Employee by Employer.

     3. PERFORMANCE BY EMPLOYEE. Except as may be otherwise directed or approved by Employer from time to time, during the period of employment under this Agreement, Employee shall devote his full time and efforts to the business and affairs of Employer and shall perform his duties competently and efficiently. Employee agrees that during the period of his employment under this Agreement he will not undertake any outside business affiliations without the prior written approval of Employer.

     Employee may engage in such personal investment activities during the term of this Agreement as Employee deems appropriate and consistent with Employee's position hereunder so long as such activities do not materially interfere with the performance of Employee's duties under this Agreement and are not in contravention of this Agreement.

     4. COMPENSATION. For all services to be performed by Employee during the term of employment under this Agreement (including, without limitation, services as an officer, director, employee, member of any committee of Employer or of any division or subsidiary of Employer, or otherwise), Employee shall:

          (a) Receive an annual salary at the rate of One Hundred and Ten Thousand Dollars ($110,000) per year for the first year of such term. Salary payments shall be made in accordance with Employer's customary practice, but not less than bi-weekly. Employee's salary shall thereafter be subject to annual review and adjustment by Employer, and/or by Employee's direct supervisor;

          (b) Be eligible to earn an annual bonus of an amount not to exceed 35% of the then current annual salary. The annual bonus plan shall be reviewed with Employee at the beginning of each fiscal year.

          (c) In addition to any cash compensation payable hereunder, be entitled to participate in the various fringe benefits generally made available to employees of Employer.

          (d) Be entitled to three (3) weeks paid vacation during each full year that this Agreement is in force. Such vacation shall not be cumulative. The time or times during which vacation is taken shall first be approved by Employer.

          (e) Be re-imbursed by Employer for any reasonable expenses incurred in conjunction with his employment. Employee shall present to Employer an itemized written account


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within thirty (30) days after they have been incurred. Employee shall not be re-imbursed for expenses in substantial amounts unless they have been approved in advance by Employer.

     5. TERMINATION. This Agreement shall be terminated upon the happening of any of the following events:

          (a)  Death. The Employee's death;

          (b) Disability. In the event Employee becomes physically or mentally disabled so as to become unable, for a period of more than Ninety (90) consecutive calendar days or for more than Ninety (90) calendar days in the aggregate during any twelve-month period, to perform his duties hereunder on a full-time basis, Employer may at its option terminate Employee's employment hereunder upon written notice;

          (c) Cause. Employer may terminate Employee's employment hereunder for Cause. "Cause" shall include but not be limited to:

               (i) dishonesty in connection with the duties to be performed by Employee;

               (ii) continuing inattention to or neglect of the duties to be performed by Employee, which inattention or neglect is not the result of illness or accident;

               (iii) willful disloyalty to Employer or any of its affiliates; or

               (iv) violation of any of the provisions of Paragraphs 6 and 7 hereunder.

          (d) Without Cause. Employer, at its option, may terminate Employee's employment hereunder for any reason and without cause upon ninety (90) days written notice to Employee.

     6. DISCLOSURE OF INFORMATION. Employee shall not, during or any time after termination of employment hereunder (whether or not for cause), without authorization of Employer, disclose or make use of for himself or for any person or corporation or other entity, any files or trade secrets or other confidential information concerning the business, clients, methods, operations, financing or services of Employer or its affiliates. Trade secrets and confidential information shall mean information disclosed to Employee or known by him as a consequence of his employment by Employer, whether or not pursuant to this Agreement, and not generally known to or used by competitors in Employer's business.

     7.   COVENANT NOT TO COMPETE.

          (A) Restrictive Covenant. For a period of two (2) years after termination of Employee's employment, whether or not for cause, Employee shall not, within the Restricted Area as hereinafter defined, directly or indirectly own, operate, control, be employed by, participate in, or be connected in any way with the ownership, management, operation or control of any business which is substantially similar to the business of Employer or any affiliate of Employer to which Employee has provided services. FOR PURPOSES OF THIS SECTION, THE "RESTRICTED AREA" MEANS THE UNITED STATES OF AMERICA.

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          (B)  Solicitation of Customers or Employees. In furtherance of the foregoing, and not in limitation thereof, for a period of two (2) years after termination of employment (whether or not for cause), Employee shall not, within the product market and within the Restricted Area set forth in subparagraph (A) above, directly or indirectly solicit or service in any way, on behalf of himself or on behalf of or in conjunction with others, any client or customer, or prospective client or customer, which has been solicited or serviced by Employer or any affiliate of Employer within one (1) year prior to the termination of his employment.

               So long as Employee is employed by Employer and for a period of two (2) years after termination of employment, Employee shall not solicit any employee of Employer or any of its affiliates to become employed by or otherwise associated with Employee in any other business.

          (C) Competitive Activities. Employee shall be deemed to be competing with Employer or soliciting a customer, prospective customer or employee of Employer if, without the knowledge and written consent of the Board of Directors of Employer, Employee is engaged in any such activity directly or indirectly, whether for his own account or as a principal, agent, proprietor, officer, director, employee, consultant or in any other capacity for any other person, corporation or other entity. The foregoing provision, however, shall not prohibit Employee from investing in securities of any corporation whose securities are listed on a national securities exchange or traded in the over-the-counter market if Employee shall be the owner, beneficially or of record, of less than five percent (5%) of any class of the stock of such corporation.

          (D) Extension of Period. If Employee violates this restrictive covenant and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the restrictive covenant shall be deemed to have the duration specified in subparagraph (A) hereof, computed from the date such relief is granted but reduced by the time expired between the date the period of restriction began to run and the date of the first violation of the covenant by Employee.

          (E) Reformation or Judicial Modification. Employee acknowledges and agrees that the duration and geographical restrictions set forth herein have been specifically discussed and negotiated and are reasonable in view of all the facts and circumstances known to Employee. Nevertheless, if any court shall determine that such duration or geographical limits are unenforceable, the restrictions set forth herein shall be deemed modified to apply for the maximum duration and geographical area which are reasonable in view of all the facts and circumstances, and the Agreement shall be reformed to that extent.

     8. REMEDIES OF EMPLOYER. As an employee of Employer, Employee may have access to customer lists, trade secrets and other confidential information of Employer. Moreover, his continued employment will be instrumental to the continuity and development of Employer's business. Employee therefore acknowledges that the restrictions contained in Paragraphs 6 and 7 of this agreement are a reasonable and necessary protection of the legitimate interests of Employer, that any violation of them could cause substantial injury to Employer and that Employer would not have entered into this Agreement with Employee without receiving the additional consideration of Employee's binding himself to said restrictions. In the event of any violation of the said restrictions, Employer shall be entitled, in addition to any other remedy, to preliminary and permanent injunctive relief.

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     9.   SURRENDER OF BOOKS AND RECORDS. Employee acknowledges that all files, lists, books, records, literature, products and any other materials owned by Employer or its affiliates or used by them in connection with the conduct of their business, shall at all times remain the property of Employer and its affiliates and that upon termination of employment hereunder, irrespective of the time, manner or cause of said termination, Employee will surrender to Employer and its affiliates all such lists, books, records, literature, products and other materials.

     10. SEVERABILITY. The invalidity or unenforceability of any particular provision, or any part thereof, of this Agreement shall not affect the other provisions hereof and this Agreement shall be continued in all respects as if such invalid or unenforceable provision were omitted.

     11. NOTICES. All notices, requests, demands and other communications required under this Agreement shall be in writing and shall be deemed duly given and received (i) if personally delivered, on the date of delivery; (ii) if mailed, three (3) days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below, or (iii) if by a courier delivery service providing overnight or "next day" delivery, on the next business day after deposit with such service, addressed as follows:

     If to Employer:     Alliance Medical Corporation
                         3010 North 2nd Street, Suite 110
                         Phoenix, Arizona 85012

     Copy to:            Mr. Michael Perry
                         Jennings, Strouss & Salmon
                         Two North Central Avenue
                         Phoenix, Arizona 85004

     If to Employee:     David A. Amrhein
                         7315 S. Hazelton Lane
                         Tempe, AZ 85283

Any party may change its above-designated address by giving the other party written notice of such change in the manner set forth herein.

     12. SUCCESSORS IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors and permitted assigns of any of the parties to this Agreement.

     13. WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

     14. GOVERNING LAW; JURISDICTION. Except as expressly provided herein, this Agreement shall be construed in accordance with, and governed by, the laws of the State of Arizona, without regard to the application of conflicts of law principles. Except in respect of an action commenced by a third party in another jurisdiction, the parties agree that any legal suit,



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action or proceeding arising out of or relating to this Agreement must be instituted in the State or Federal court in the City of Phoenix, Maricopa County, State of Arizona, and they hereby irrevocably submit to the jurisdiction of any such court.

     15. ATTORNEY'S FEES. In the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of reasonable attorneys' fees and costs, as determined by the judge of the court.

     16. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement among the parties and supercedes all prior and contemporaneous agreements and understandings of the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding and enforceable unless executed in written by the parties hereto.

     17. HEADINGS. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or of any provisions hereof.

     18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


"EMPLOYER"                              "EMPLOYEE"

ALLIANCE MEDICAL CORPORATION

By:
   ----------------------------         -------------------------------
       R.M. (RICK) FERREIRA                   DAVID A. AMRHEIN

Its: CHIEF EXECUTIVE OFFICER
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